INVESTOR RELATIONS: Quicksilver Resources Inc. Diane Weaver (817) 665-4834

FOR RELEASE AFTER MARKET CLOSE
January 30, 2007

QUICKSILVER ANNOUNCES 2006 PROVED RESERVES OF 1.57 TCFE AND 2007 CAPITAL EXPENDITURE BUDGET OF $610 MILLION

2006 Earnings Release Date and Conference Call Announced

FORT WORTH (January 30, 2007) - Quicksilver Resources Inc. (NYSE: KWK) today announced year-end 2006 proved reserves of 1.57 trillion cubic feet equivalents (Tcfe). As a result, the company replaced 840 percent of its full year production at an estimated all-in finding and development (F&D) cost of less than $1.10 per thousand cubic feet equivalent (Mcfe). The final all-in F&D cost number will be announced upon the filing of the company’s 10-K report in late February. For a description of the calculation of, and certain other information regarding, F&D costs, please see the discussion below under the heading “F&D Costs.”

President and CEO, Glenn Darden stated, “Quicksilver had a spectacular year of reserve growth, primarily driven by our development drilling program in the Barnett Shale. One hundred percent of the company’s growth in 2006 came from internally-generated drilling projects at very attractive economics. We have set the stage for another great year in 2007.”

Year-end 2006 Proved Reserves
The year-end 2006 proved reserves of 1.57 Tcfe represents an increase of 515 billion cubic feet of gas equivalents (Bcfe) over the company’s 2005 year-end reserves after taking into account 2006 production of approximately 61.3 Bcfe. Natural gas and natural gas liquids comprised 98 percent of the total proved reserves, and 63 percent of the company’s 2006 year-end proved reserves were classified as proved developed. The reserve replacement rate for all sources was 840 percent. This ratio is calculated by dividing proved reserve extensions, discoveries, revisions and purchases of 515 Bcfe by production for the 12-month period of 61.3 Bcfe. The company’s reserve report is prepared by independent petroleum engineering consultants using the methodologies described in the notes to our audited financial statements and are subject to the uncertainties and limitations described in such notes.

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In the Fort Worth Basin, primarily the Barnett Shale, 2006 year-end proved reserves were 704 Bcfe which included 425 Bcf for natural gas and 46.2 million barrels of natural gas liquids. This represents an increase of 312 percent over 2005 year-end reserves of 183 Bcfe after taking into account 2006 production of approximately 12.7 Bcfe. As a percentage of the company’s total proved reserves, the Fort Worth Basin represents 45 percent and now exceeds the reserves in Michigan which had previously been the largest reserve base for the company. For Michigan, 2006 year-end reserves were 521 Bcfe which represents a decline of 6 percent over 2005 year-end reserves of 581 Bcfe after taking into account 2006 production of approximately 27.4 Bcfe. In Canada, the company’s year-end 2006 reserves were 308 Bcfe, which is an increase of 7.5 percent over 2005 year-end reserves of 305 Bcf after taking into account 2006 production of approximately 18.3 Bcfe.

2007 Capital Expenditure Budget
Quicksilver also announced a 2007 capital expenditure budget of $610 million and expects to grow production volumes by 25 percent over 2006 volumes. The 2007 budget includes $502 million for drilling, $88 million for gathering and processing facilities, $18 million for leasehold acquisitions, and $2 million for other property and equipment. On a regional basis, $425 million will be allocated to the Fort Worth Basin for drilling costs where the company plans to drill approximately 190 gross (170 net) wells, a year-over-year increase in excess of 50 percent. Canada was allocated $54 million for drilling and is expected to grow production by approximately 10 percent in 2007. In Michigan - $18 million has been allocated to drilling for 2007. The remaining $5 million of drilling capital is spread among the company’s other operating areas - Indiana, Kentucky, and Montana. The budget for gathering and processing facilities by region is $69 million for Texas, $15 million for Canada, and $4 million for Michigan.

2007 capital expenditures for facilities and Canadian drilling costs have been reduced, and additional funds have been allocated to drilling in the Fort Worth Basin to accelerate the development of this play. Quicksilver Resources Canada Inc. (QRCI), the company’s Canadian subsidiary, plans to drill 438 gross wells (225 net). QRCI has budgeted $3 million for additional testing in its Mannville exploration project. QRCI expects to fund its capital budget from operating cash flow without increasing its debt in 2007.

Operational Update
In the Fort Worth Basin, Quicksilver drilled 110 net wells during 2006 with 115 gross (95 net) wells completed and tied into sales since inception. The company has 13 rigs currently operating and expects to reach 16 rigs during the year 2007. Quicksilver plans to drill 160 to 180 net wells in 2007 and approximately 200 to 220 net wells in 2008.

In Canada, the company drilled 380 gross (213.8 net) wells during 2006 with 336 gross (187.2 net) wells completed and tied into sales.

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Production on an MMcfe/d basis for the company’s three major production areas for the 12 months ended December 31 was as follows:

Area	2005	2006	Change
Texas	10,463	34,681	231%
Michigan	80,656	75,112	(7%)
Canada	40,672	50,057	23%
Total Company	140,895	167,840	19%

Fourth Quarter and Full Year 2006 Earnings Release and Conference Call
Quicksilver Resources will release fourth quarter and full year 2006 earnings on Tuesday, February 21, 2007 after market close. The company’s fourth quarter and full year 2006 conference call to discuss operating and financial results is scheduled for Wednesday, February 22, 2007 at 10:00 a.m. central time.

Quicksilver invites interested persons to participate in the fourth quarter and full year 2006 call by dialing (877) 313-7932, ID number 6100877 prior to 9:55 a.m. central time. A digital replay of the conference call will be available at 1:00 p.m. central time the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 6100877. The call will also be broadcasted live via Internet webcast on the company’s website, www.qrinc.com, linking through the “Investor Relations” page and the “Presentations & Conference Calls” link.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas. It has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, Quicksilver Resources Canada Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural

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gas and crude oil reservoir performance; effects of hedging natural gas and crude oil prices; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.

F&D Costs
Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, exploration and acquisition capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period. Our calculation of “all-in F&D cost” includes costs and reserve additions related to the purchase of proved reserves. The methods we use to calculate our F&D cost may differ significantly from methods used by other companies to compute similar measures. As a result, our F&D cost may not be comparable to similar measures provided by other companies. We believe that providing a measure of F&D cost is useful in evaluating the cost, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D costs will not differ material from those presented.

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